Highland Funds

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of the 8th day of April, 2019 by and between each management investment company listed on Annex A to the Agreement (as defined below) (each, a “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and each Fund entered into a Custody Agreement dated as of October 3, 2018, as amended (the “Agreement”) relating to BNY Mellon’s provision of services to each Fund.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 11 of the Agreement is hereby amended and supplemented by adding the following:

11.12 Loan Administration. The Custodian will perform the following functions with respect to bank loans held by a Series:

(a)    Remit funds to the recipient borrower or seller of bank loans pursuant to Instructions;

(b)    Subject to timely receipt of applicable information, enter standard bank loan information into the Custodian’s loan tracking system with respect to such bank loans of which the Custodian is informed by the Series pursuant to Instructions; and

(c)    Prepare and deliver to the Series on a mutually agreed periodic basis a position summary statement, cash flow activity report and contract accrual report with respect to such bank loans of which the Custodian is informed by the Series pursuant to Instructions.

2.	Miscellaneous.

(a)

Capitalized terms not defined in this Amendment shall have the same meanings as in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

Highland Funds

(c)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

Highland Funds

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

Authorized Signer of:			Authorized Officer of:

EACH FUND LISTED ON ANNEX A TO THE AGREEMENT			THE BANK OF NEW YORK MELLON

By:	/s/ Frank Waterhouse	By:	/s/ Robert C. Jordan
Name:	Frank Waterhouse	Name:	Robert C. Jordan
Title:	Treasurer	Title:	Director
Date:	3/4/2019	Date:	3/28/2019